Exhibit 10.10

ADVISORY SERVICES AND TRANSACTION FEE TERMINATION AGREEMENT

This Advisory Services and Transaction Fee Termination Agreement (this “Agreement”) is made as of this      day of            , 2013, by and among Athlon Holdings LP, a Delaware Limited Partnership (the “Partnership”) (as assignee of Athlon Energy LP, a Delaware limited partnership), Apollo Management VII, L.P., a Delaware limited partnership (“Management VII”) and Apollo Global Securities, LLC, a Delaware limited liability company (“AGS”).

WHEREAS, the Partnership and Management VII previously entered into that certain Services Agreement, dated as of August 23, 2010 (the “Services Agreement”), pursuant to which Management VII agreed to make its expertise available to the Partnership and its subsidiaries from time to time in rendering certain consulting and investment advisory services related to the business and affairs of the Partnership and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions (the “Advisory Services”);

WHEREAS, in consideration of the provision by Management VII of the Advisory Services, and pursuant to Section 4 of the Services Agreement, the Partnership agreed to pay to Management VII, within 30 days of the end of each calendar quarter, a fee equal to the higher of (i) 1.00% of earnings before interest, income taxes, depletion, depreciation, and amortization, and exploration expense for the preceding quarter and (ii) $62,500 (the “Consulting Fee”) beginning on the date of the Services Agreement and terminating on the tenth anniversary thereof;

WHEREAS, the Partnership and AGS (as assignee of Management VII) previously entered into that certain Transaction Fee Agreement, dated as of August 23, 2010 (the “Fee Agreement”), pursuant to which AGS agreed to make its expertise available to the Partnership and its subsidiaries from time to time in rendering certain consulting and investment advisory services related to the Partnership’s (i) investment in an entity, (ii) merger, or (iii) acquisition of equity and/or assets of an entity (the “Transactions”) in exchange for a fee equal to 2.00% of the total equity invested by the Partnership pursuant to said Transactions (the “Transaction Fee”);

WHEREAS, Athlon Energy Inc., a Delaware corporation and holder of a majority of the limited partner interests of the Partnership, plans to commence an initial public offering of its common stock (the “IPO”) and has filed a registration statement on Form S-1;

WHEREAS, pursuant to Section 2 of the Services Agreement, the Services Agreement may be terminated at such time as is mutually agreed upon by the Partnership and Management VII; and

WHEREAS, pursuant to Section 4 of the Fee Agreement, the Fee Agreement may be terminated at such time as is mutually agreed upon by the Partnership and AGS.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.                                Termination of Advisory Services and Services Agreement. Effective immediately upon consummation of the IPO (the “Closing”) and without any further action by the Partnership or Management VII, each of the Partnership and Management VII shall be released from any and all obligations and liabilities (other than pursuant to Section 5 of the Services Agreement relating to indemnification) with respect to provision of the Advisory Services and payment of the Consulting Fee or any other fees pursuant to the Services Agreement (other than (i) the Termination Fee (as defined below) and (ii) the Deferred Amount (as defined below)), and the Services Agreement (other than Section 5 thereof) shall have no further force or effect.

Section 2.                                Payment of Termination Fee. In consideration of the termination provided in Section 1 above, the Partnership shall pay to Management VII, via wire transfer of immediately available funds payable immediately upon the Closing, a lump-sum amount equal to the sum of (i) $2.5 million (the “Termination Fee”) and (ii) the Deferred Amount. For the avoidance of doubt, each of the Partnership and Management VII agrees that the payment of the Termination Fee shall be deemed to be in full satisfaction of any and all obligations by the Partnership to terminate the Services Agreement. “Deferred Amount” means, as of the Closing, any unreimbursed expenses of Management VII owing and payable pursuant to Section 4(d) of the Services Agreement.

Section 3.                                Termination of Transaction Fee Agreement. Effective immediately upon the Closing and without any further action by the Partnership or AGS, each of the Partnership and AGS shall be released from any and all obligations and liabilities with respect to the provision of services rendered pursuant to a Transaction and payment of a Transaction Fee, and the Fee Agreement shall have no further force or effect.

Section 4.                                Miscellaneous.

(a)                                 Effect of Agreement. Upon the payment of the Termination Fee and the Deferred Amount, the Services Agreement shall be terminated and of no further force and effect and no party shall have any further rights or obligations under the Services Agreement (other than Section 5 thereof). Upon Closing, the Fee Agreement shall be terminated and of no further force and effect and no party shall have any further rights or obligations under the Fee Agreement.

(b)                                 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

(c)                                  Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the Partnership, Management VII, and AGS.

(d)                                 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

(e)                                  Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

(f)                                   Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the undersigned have duly executed this Advisory Services and Transaction Fee Termination Agreement as of the date first above written.

ATHLON HOLDINGS LP

By:
Name:
Title:

APOLLO MANAGEMENT VII, L.P.

By:	Apollo Management VII, LP
its manager

By:	Apollo Management VII, LLC
its general partner

By:
Name:
Title:

APOLLO GLOBAL SECURITIES, LLC

By:
Name:
Title:

[Signature page to Advisory Services and Transaction Fee Termination Agreement]